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                                                                  EXHIBIT 99.04

                             CAPMAC HOLDINGS INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of CapMAC Holdings Inc.:

  A special meeting of the stockholders (the "Special Meeting") of CapMAC
Holdings Inc. ("CapMAC") will be held at                   at      a.m., local
time, on             , 1998, for the purpose of considering and voting upon:

    1. A proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 13, 1997 (the "Merger Agreement"), among MBIA Inc., CMA Acquisition Corporation, a wholly owned subsidiary of MBIA Inc., and CapMAC. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement/Prospectus accompanying this Notice.

    2. The transaction of such other business as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

  The proposed merger and other related matters are more fully described in the attached Proxy Statement/Prospectus and the Annexes thereto.

  The record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof is the close of business on January 9, 1998. Only holders of record of CapMAC Common Stock on the record date are entitled to vote at the Special Meeting. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at CapMAC's offices at 885 Third Avenue, New York, New York 10022.

  The affirmative vote of the holders of a majority of the outstanding shares of CapMAC Common Stock entitled to vote at the Special Meeting is necessary to approve and adopt the Merger Agreement.

  You can ensure that your shares are voted at the Special Meeting by marking, signing, dating and returning the enclosed proxy card in the envelope provided. You may revoke your proxy at any time prior to its exercise by attending and voting in person at the Special Meeting, giving notice of revocation of the proxy at the Special Meeting or delivering to the Secretary of CapMAC either a written notice of revocation or a duly executed proxy relating to the same shares and matters to be considered at the Special Meeting, bearing a later date than the proxy previously executed.

  Whether or not you expect to attend the Special Meeting, WE URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

                                          By Order of the Board of Directors,

                                          Ram D. Wertheim
                                          Secretary